Exhibit 99.7

Consent of Director Nominee of Phoenix Education Partners, Inc.

I hereby consent to being identified as a director nominee in the Registration Statement on Form S-1 (the “Registration Statement”) of AP VIII Queso Holdings, L.P., to be converted as described in the Registration Statement into Phoenix Education Partners, Inc., a Delaware corporation, and all pre and post-effective amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith and to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

Dated: August 15, 2025

By:	/s/ Adnan A. Nisar
Name: Adnan A. Nisar